Exhibit 4.2
JOINDER AGREEMENT
THIS JOINDER AGREEMENT (this “Agreement”) dated as of October 28, 2010, is being executed and delivered pursuant to the provisions of Section 2.16 of that certain Amended and Restated Revolving Credit Agreement dated as of July 30, 2010, among Pride International, Inc. (“Pride”) and Pride International Ltd. (together with Pride, the “Borrowers”, and each, a “Borrower”), the Lenders from time to time parties thereto, the Issuing Banks parties thereto, and Citibank, N.A., as Administrative Agent for the Lenders (as the same has been, and may hereafter be, amended, restated and supplemented from time to time, the “Credit Agreement”), by NIBC Bank N.V., which was not, prior to the date hereof, a Lender under the Credit Agreement (the “Additional Lender”), and the Borrowers, and accepted by the Administrative Agent. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.
RECITALS
A. The Additional Lender has agreed to extend to the Borrowers a new Commitment in the amount specified on Schedule I and to become a Lender for all purposes of the Credit Agreement.
B. The parties to this Agreement are entering into this Agreement for the purpose of effecting the extension of the new Commitment of the Additional Lender, as contemplated by Section 2.16 of the Credit Agreement.
AGREEMENT
Accordingly, the Additional Lender hereby agrees as follows:
1. The Additional Lender hereby extends to the Borrowers, subject to and on the terms and conditions set forth in the Credit Agreement, a Commitment in the amount shown on Schedule I attached to this Agreement, from and after the Effective Date of this Agreement, and agrees to perform in accordance with the terms thereof all of the obligations which by the terms of the Credit Agreement and the other Credit Documents are required to be performed by it as a Lender thereunder. The Additional Lender represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Agreement and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) from and after the Effective Date of this Agreement, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and shall have and perform all of the obligations of a Lender thereunder, and (iii) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01(a) of the Credit Agreement, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Agreement and to extend its Commitment to the Borrowers pursuant to the terms of the Credit Agreement, on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent, any Issuing Bank or any other Lender. The

Additional Lender agrees that it will, independently and without reliance on the Administrative Agent, any Issuing Bank or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions and analysis in taking or not taking action under the Credit Agreement or any other Credit Document. The Additional Lender has submitted, or shall promptly hereafter submit, to the Administrative Agent an administrative questionnaire duly completed by the Additional Lender to be used and relied upon by the Administrative Agent for all purposes of the Credit Agreement.
2. The Additional Lender acknowledges and agrees that the respective Commitments of the Additional Lender and the other Lenders under the Credit Agreement are several and not joint commitments and obligations of such Lenders. The Additional Lender further acknowledges and agrees that, after giving effect to the additional Commitment as provided in this Agreement, the respective Commitments and the respective Ratable Percentages of the Lenders shall be as set forth on Schedule II.
3. The Additional Lender agrees that this Agreement and the effectiveness of the additional Commitment as provided in this Agreement shall be subject to satisfaction by the Borrowers of the following conditions and requirements:
(a) The Borrowers shall have delivered to the Administrative Agent the following in form and substance satisfactory to the Administrative Agent:
(i) a counterpart of this Agreement signed by the Additional Lender and the Borrowers;
(ii) duly executed Notes payable to the Additional Lender to the extent requested by the Additional Lender; and
(iii) a certificate of the Secretary or Assistant Secretary of each Borrower, attaching and certifying copies of the authorizing resolutions for the additional Commitment and any Borrowings thereunder as provided in this Agreement.
The date on which the foregoing conditions have been satisfied shall be the “Effective Date” of this Agreement.
4. Pride shall pay to the Administrative Agent all reasonable costs and expenses incurred by the Administrative Agent in connection with this Agreement and the transactions contemplated herein, including without limitation, all reasonable fees and expenses of counsel for the Administrative Agent.
5. The Borrowers represent and warrant to the Administrative Agent and the Lenders, as of the Effective Date, that (i) this Agreement has been duly authorized, executed and delivered by the Borrowers, (ii) the Credit Agreement, as supplemented hereby, constitutes the legal, valid and binding obligation of the Borrowers enforceable against the Borrowers in accordance with its terms except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity, (iii) no Default or Event of Default exists, (iv) all representations and warranties of the Borrowers set forth in the Credit Agreement are true and correct in all material respects on such date (other than those representations and warranties that are subject to a materiality qualifier, which shall be correct in all respects, and other than those representations and warranties that expressly relate solely to a specific earlier date and that remain correct in all material respects (other than those representations and warranties that are subject to a materiality qualifier, which shall be correct in all respects) as of such earlier date), and (v) since the date of the most recent financial statements of Pride and its Subsidiaries delivered to the Lenders pursuant to Section 5.01(a) of the Credit Agreement, there has been no material adverse change in the business, assets, operations, property or condition (financial or otherwise) of Pride and its Subsidiaries, taken as a whole (other than any such change resulting from the FCPA Investigation or the Brazilian Litigation), or the Borrowers’ ability to perform any of their payment obligations under the Credit Agreement or any other Credit Document.
6. Except as supplemented hereby, the Credit Agreement and all other documents executed in connection therewith shall remain in full force and effect. The Credit Agreement, as supplemented hereby, and all rights, powers and obligations created thereby or thereunder and under the Credit Documents and all such other documents executed in connection therewith are in all respects ratified and confirmed.
7. This Agreement may be executed in multiple counterparts, each of which shall constitute an original but all of which when taken together shall constitute one contract. Signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are attached to the same document. Delivery of an executed counterpart by facsimile or other electronic means shall be effective as delivery of a manually executed counterpart of this Agreement. This Agreement, together with the applicable provisions of the Credit Agreement, constitutes the entire agreement among the parties hereto regarding the subject matter hereof and supersedes all prior agreements and understandings, oral or written, regarding such subject matter.
8. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.
[Remainder of page intentionally left blank; signature pages follow.]

IN WITNESS WHEREOF, the Additional Lender and the Borrowers have caused this Agreement to be duly executed and delivered by their respective authorized officers and representatives, and the Administrative Agent, for the benefit of the Additional Lender and all other Lenders under the Credit Agreement, has caused the same to be accepted by its authorized officer, as of the day and year first above written.

NIBC BANK N.V., as the Additional Lender
By:	/s/ Jeroen van der Putten
	Name:	Jeroen van der Putten
	Title:	Associate Director

By:	/s/ J.A. van Hessen
	Name:	J.A. van Hessen
	Title:	Member of the Managing Board

[SIGNATURE PAGE TO JOINDER AGREEMENT]

PRIDE INTERNATIONAL, INC., as Borrower
By:	/s/ Steven D. Oldham
	Name:	Steven D. Oldham
	Title:	Vice President and Treasurer

PRIDE INTERNATIONAL, LTD., as Borrower
By:	/s/ Steven D. Oldham
	Name:	Steven D. Oldham
	Title:	Vice President and Treasurer

ACCEPTED THIS 28th
DAY OF October, 2010:

CITIBANK, N.A., as Administrative Agent
By:	/s/ Andrew Sidford
	Name:	Andrew Sidford
	Title:	Vice President

[SIGNATURE PAGE TO JOINDER AGREEMENT]

Schedule I
ADDITIONAL COMMITMENT

Additional Lender	Additional Commitment

NIBC Bank N.V.	$30,000,000
TOTAL ADDITION: $30,000,000
SCHEDULE I

Schedule II
LENDER COMMITMENTS AND RATABLE PERCENTAGES*

Lenders	Commitment Amounts	Ratable Percentages
Amegy Bank, N.A.	$30,000,000	4.00%
Bank of America, N.A.	$50,000,000	6.67%
Bank of Nova Scotia	$50,000,000	6.67%
BNP Paribas	$40,000,000	5.33%
Citibank, N.A.	$75,000,000	10.00%
Compass Bank	$50,000,000	6.67%
Encore Bank, N.A.	$10,000,000	1.33%
First Commercial	$10,000,000	1.33%
HSBC Bank USA, N.A.	$40,000,000	5.33%
Hua Nan Commercial Bank, Ltd.	$10,000,000	1.33%
ING Bank N.V.	$75,000,000	10.00%
JPMorgan Chase Bank, N.A.	$50,000,000	6.67%
Natixis	$75,000,000	10.00%
Standard Chartered	$40,000,000	5.33%
UBS Loan Finance LLC	$40,000,000	5.33%
Wells Fargo Bank, National Association	$75,000,000	10.00%
NIBC Bank N.V.	$30,000,000	4.00%
TOTAL	$750,000,000	100%

*	Upon the effectiveness of the Additional Commitment as provided in the Joinder Agreement.
SCHEDULE II